Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FOURTH QUARTER 2008 RESULTS

•                  Net loss of $6.8 million,

•                  Diluted loss per share of $0.44,

•                  Results include $13.8 million of pre-tax restructuring and impairment expenses, or $0.58 per diluted share.

Alpharetta, GA, February 5, 2009.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2008		2007
Unaudited	Fourth Quarter	Full Year	Fourth Quarter	Full Year

Net Sales	$176.9	$767.9	$188.5	$714.8
Restructuring and Impairment (Income) Expenses	13.8	22.1	(0.3)	24.0
Operating Profit (Loss)	(2.5)	16.9	5.8	17.9
Net Income (Loss)	(6.8)	0.7	2.5	3.4

Earnings (Loss) Per Share – Diluted	$(0.44)	$0.04	$0.16	$0.22
Plus: Restructuring Expenses Per Share – Diluted	0.58	0.93	—	0.98

Earnings Per Share Without Restructuring and Impairment Expenses – Diluted*	$0.14	$0.97	$0.16	$1.20
Average Shares – Diluted	15.2	15.5	15.8	15.7

*Earnings (Loss) Per Share Without Restructuring and Impairment Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings (Loss) Per Share reduction caused by Restructuring Expenses and Impairment Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a fourth quarter 2008 net loss of $6.8 million compared to net income of $2.5 million during the fourth quarter of 2007.  The loss per share was $0.44 compared to diluted earnings per share of $0.16 in the prior-year

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quarter.  Restructuring and impairment expenses decreased earnings during the fourth quarter of 2008 by $13.8 million before taxes, or $0.58 per share. In 2008, fourth quarter earnings without restructuring and impairment expenses were $0.14 per share, a decrease of 2 cents relative to the diluted earnings excluding restructuring and impairment expense of $0.16 per share for the fourth quarter of 2007.

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s results for the fourth quarter of 2008 contained items that offset the underlying continued improvement in our business.  These items included asset impairment charges, which are included with restructuring expenses, a deferred income tax effect from a reorganization of legal entities and severance expenses associated with management changes primarily in France.  We continued to realize earnings improvement from increased sales volumes for reconstituted tobacco leaf and cigarette paper for lower ignition propensity cigarettes, and we began to realize favorable foreign currency impacts and a lower level of inflationary cost increases.

“Implementation of the restructuring actions announced and undertaken by Schweitzer-Mauduit during 2006 through 2008 is progressing, with essentially all restructuring-related expenses recorded as of year-end 2008.  The capital investments, including improved performance of a rebuilt paper machine, workforce reductions and other paper machine restructuring activities at our Papeteries de Mauduit, or PdM, mill in France are in place and improvement in operations was realized during the fourth quarter.  The Lee Mills facility in Massachusetts ceased operations earlier in 2008, with production of tobacco paper products sourced to other Schweitzer-Mauduit locations.  The restructuring actions announced for the Malaucene Mill remain to be fully implemented, but severance expenses associated with announced plans have substantially all been recorded.  These restructuring actions will benefit annual, pre-tax earnings by approximately $25 million.”

Restructuring and Impairment Expenses

For full year 2008 and 2007, pre-tax restructuring and impairment expenses were $22.1 million and $24.0 million, respectively.

In conjunction with the preparation of the Company’s financial statements for the year ended December 31, 2008, management determined the continuing losses at its Malaucene facility and the idling of a paper machine at PdM constituted events requiring tests be performed for the recoverability of these long-lived assets. Based on the analysis of the net book values and the fair market values, the Company recorded pre-tax, non-cash charges totaling $13.5 million for fixed asset impairments in the fourth quarter ending December 31, 2008.

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The following table summarizes restructuring and impairment expenses recorded during 2008 and 2007.

(Amounts in Millions, Except Per Share Amounts)

	2008		2007
	Fourth Quarter	Year-to- Date	Fourth Quarter	Year-to- Date
France	$13.6	$17.0	$(0.8)	$10.4
United States	0.3	1.9	0.5	13.2
Brazil	(0.1)	3.2	—	0.4
Total	$13.8	$22.1	$(0.3)	$24.0

Cash	$0.1	$4.8	$(1.3)	$10.2
Non-Cash	13.7	17.3	1.0	13.8
Total	$13.8	$22.1	$(0.3)	$24.0

Restructuring and Impairment Expenses Per Share — Diluted	$0.58	$0.93	$—	$0.98

Fourth Quarter 2008 Results

Consolidated net sales were $176.9 million for the quarter compared with $188.5 million in the same period a year ago, a decrease of 6.2 percent. The decrease in net sales resulted from $14.2 million in lower sales volumes, due to closure of the Lee Mills in the United States and the exit of the coated papers business in Brazil, and $12.9 million in unfavorable foreign currency exchange rate impacts mostly due to a stronger U.S dollar compared to the euro and Brazilian real. These impacts were partially offset by $15.5 million in higher average selling prices. The increase in average selling prices reflects an improved mix of products sold in the United States, related primarily to increased sales of cigarette paper for lower ignition propensity cigarettes, and in the French paper business.

For the fourth quarter 2008, consolidated sales volumes declined 5.7 percent compared to the prior-year quarter. In the French segment, sales volumes increased 4.2 percent primarily due to higher sales of reconstituted tobacco leaf products. Sales volumes in the United States and Brazil declined 42.0 percent and 8.7 percent, respectively. The U.S. decline reflects the closure of the Lee Mills. The Brazilian decline is primarily due to our exit of the coated papers business.

Inflationary cost increases, primarily related to purchased energy expenses, other purchased material costs and labor rates, unfavorably impacted operating results by $5.8 million during the quarter.  The rate of inflationary cost increases during the fourth quarter was below the rate realized during the first three quarters of 2008.  Purchased pulp costs decreased during the fourth quarter and benefited results by $1.7 million, with most of the improvement occurring late in the fourth quarter.

Other favorable impacts for the quarter included $2.2 million in currency impacts mostly from the strengthening U.S. dollar against the Brazilian real and $2.7 million from lower non-manufacturing costs.

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These were partially offset by increased costs due to severance expenses related to management changes in France and higher maintenance expenses in the United States.

The operating loss was $2.5 million for the quarter compared with an operating profit of $5.8 million during the fourth quarter of 2007.  Operating profit excluding restructuring and impairment expenses was $11.3 million for the fourth quarter of 2008 which was an improvement of $5.5 million compared to the prior-year quarter.  The fourth quarter of 2008 included $1.2 million in pre-tax severance expenses.

The operating loss for the French segment was $3.6 million for the quarter compared to profit of $6.3 million in the prior-year quarter. Excluding restructuring and impairment charges, French segment operating profit increased $4.5 million to $10.0 million for the quarter. An improved product mix of higher reconstituted tobacco products contributed $5.6 million of the increase.  Lower wood pulp prices, favorable fixed cost absorption and higher volume increased operating profit by $1.2 million, $1.5 million and $0.8 million, respectively. Mill operations improved, in part, reflecting the benefits of restructuring activities.  These were partially offset by $4.6 million in higher inflationary costs, specifically $3.7 million for higher natural gas and electricity rates, $1.5 million for higher materials prices and $0.6 million in higher labor rates.

The U.S. segment operating profit was $3.3 million for the quarter compared to $4.4 million in the prior-year quarter. Excluding restructuring expenses, U.S. operating profit declined $1.3 million to $3.6 million for the quarter. The decline is attributable primarily to increased manufacturing costs of $2.2 million due to $1.4 million from expenses associated with the Lee Mills shutdown, lower production and sales volumes and increased flax fiber costs.  These higher costs were partially offset by the positive effect of increased sales of cigarette paper for lower ignition propensity cigarettes as well as exiting sales of commercial and industrial papers.

The Brazil segment operating profit was $0.1 million for the quarter compared to an operating loss of $2.2 million in the prior-year quarter. The Brazil segment had a true-up to restructuring expense of $0.1 million in the fourth quarter of 2008 compared with no restructuring expense in the fourth quarter of 2007. The improved operating results were primarily due to a $2.7 million currency benefit from the strengthening U.S. dollar compared to the Brazilian real and a $1.2 million improvement from higher average selling prices and product mix. These benefits were partially offset by a $1.8 million unfavorable impact due to lower sales volumes.

Interest expense was higher by $0.7 million as a result of increased average debt levels.  There was no minority interest in earnings of subsidiaries for the fourth quarter of 2008 compared with $2.0 million in 2007 as a result of our purchase of the LTRI minority interest during January 2008.

Other expense, net increased $1.8 million due to higher foreign currency transaction losses.

The loss from equity affiliate of $2.2 million is related to start-up costs of our new joint venture paper mill in China.

The benefit for income taxes was $1.9 million during the fourth quarter of 2008 compared with zero provision during the fourth quarter of 2007. These amounts represent effective tax rates below statutory rates primarily due to our foreign legal structure. The net benefit for income taxes in the fourth quarter of 2008 included a deferred income tax provision of $1.2 million recorded in conjunction with a reorganization of legal entities implemented during the fourth quarter which will enable significant future cash benefits.

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The consolidated net loss for the fourth quarter of 2008 was $6.8 million compared with a net income of $2.5 million during the fourth quarter of 2007.  The loss per share was $0.44 for the fourth quarter compared with diluted earnings per share of $0.16 for the prior-year quarter.  Excluding restructuring and impairment expenses, diluted earnings per share were $0.14 for the fourth quarter of 2008 compared with diluted earnings per share of $0.16 for the fourth quarter of 2007.

Full-Year Results

Net sales were $767.9 million for the full-year of 2008, a 7.4 percent increase over the 2007 level. Net sales increased $43.9 million due to higher average selling prices as a result of improved product mix and $26.4 million from changes in currency, mostly due to change in the U.S. dollar to euro exchange rate. These increases were partially offset by a $17.2 million unfavorable effect of lower sales volumes.

For 2008, consolidated sales volumes fell 1.2 percent versus 2007. French segment sales volumes increased 8.8 percent reflecting increased reconstituted tobacco leaf product sales. The Brazil segment’s sales volumes fell 10.2 percent due to the mid-year exit of the coated papers business. The U.S. segment’s sales volumes declined 25.5 percent primarily due to the closure of the Lee Mills.

Operating profit for the full-year of 2008 was $16.9 million, a decrease of $1.0 million from 2007. Excluding pre-tax restructuring and impairment expenses from both years, full-year operating profit was $39.0 million in 2008 compared to $41.9 million, a decrease of 6.9 percent. Operating profit, excluding restructuring and impairment expenses, was $2.9 million lower primarily due to $30.4 million in increased inflationary costs, mostly from higher purchased energy costs along with increased per ton costs of wood pulp, other raw materials prices and labor rates, PdM paper machine start-up costs of $12.7 million and unfavorable foreign currency exchange rate impacts of $4.4 million. These costs were partially offset by a favorable price and mix impact as well as changes in sales volumes of $33.2 million, $6.2 million lower manufacturing costs primarily due to cost savings programs and a $2.0 million decrease in non-manufacturing costs primarily due to lower incentive compensation accruals.

Full-year interest expense of $10.5 million was higher by $4.6 million due to higher average debt levels. Minority interest in earnings of subsidiaries declined to $0.2 million in 2008 as a result of our purchase of the minority interest in LTRI during January 2008.

Other expense, net increased $3.3 million due to higher foreign currency transaction losses.

A $1.9 million income tax benefit was recognized for full-year 2008 compared with a $0.5 million income tax provision recognized in full-year 2007.  Both periods were impacted by tax benefits from substantial restructuring and impairment expenses and our foreign holding company structure.

The loss from equity affiliate of $4.0 million in 2008 is related to the start-up of our joint venture mill in China.

Net income for 2008 was $0.7 million compared to net income of $3.4 million in 2007, resulting in diluted earnings per share of $0.04 for the full-year 2008 compared to $0.22 in 2007. Diluted

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earnings excluding restructuring and impairment expenses for 2008 were $0.97 per share compared to $1.20 per for 2007, a decrease of 19 percent.

Cash Flow and Quarterly Dividend

Cash provided by operations was $5.3 million for the fourth quarter of 2008 and $33.3 million for the full year.  Changes in working capital decreased cash provided by operations by $6.8 million during 2008 with most of the decline occurring during the fourth quarter primarily due to payment of accrued severance expenses in France associated with previously announced restructuring actions.

The Company paid $51.3 million to acquire the 28 percent minority interest in LTR Industries S.A., or LTRI, during the first quarter of 2008. Capital spending in 2008 was $5.3 million during the fourth quarter of 2008 and $35.3 million for the year. Capital spending for restructuring-related investments at PdM totaled $9.7 million. Spending for capitalized software associated with the installation of an enterprise-wide management system primarily in France, was $2.0 million during the fourth quarter and $6.4 million for the full year 2008. Other cash uses during 2008 include $5.2 million in pension contributions and $15.1 million in restructuring-related severance payments. Full-year cash requirements in 2008 for the above items totaled approximately $113 million. These cash requirements were funded with internally generated cash flow and an increase in debt of $79 million.

Net debt increased during the fourth quarter by $8.8 million, or 5 percent, to $167.9 million as of December 31, 2008. Total debt was 39.3 percent of capital, exceeding the upper end of our management target range of 25 to 35 percent primarily due to the LTRI minority share acquisition in early 2008.  We have approximately $73 million of contractual availability under our Credit Agreement and overdraft facilities as of December 31, 2008. Our Credit Agreement expires July 31, 2012.

Capital spending for 2009 is projected to range between $20 and $30 million. We expect the reorganization of legal entities to reduce substantially annual cash taxes paid beginning by the second quarter of 2009.  Other cash needs, including pension funding and capitalized software spending, are projected to range between $20 and $30 million.  Net debt could peak at $180 to $190 million during the first quarter of 2009 due to expected pension funding requirements.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on March 23, 2009 to stockholders of record on February 23, 2009.

Business Comments and Outlook

Mr. Villoutreix added, “Despite the significant challenges faced by our base paper business throughout 2008, we are confident that Schweitzer-Mauduit is on track to achieve improvement in results as demonstrated by earnings increases during the second half of 2008.  Fourth quarter 2008 results reflect a number of items which masked otherwise continued solid performance gains across our business.  Further, we sustained the improvement in our cash and debt position as compared to peak debt levels realized earlier in 2008.  Available debt capacity and cash generation are expected to meet our current cash requirements.

“Our business has improved across a broad front.  We realized earnings improvement from increased sales of reconstituted tobacco leaf and cigarette paper for lower ignition propensity

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cigarettes.  Growth in these two products is expected to continue during 2009, especially as the U.S. market implements what is now essentially 100 percent lower ignition propensity regulation by January 2010.  Operational performance has improved in France on the PdM paper machine rebuilt as part of the restructuring plan for that location.  Our Brazilian operation improved to a slight operating profit during the fourth quarter of 2008 as a result of a better currency situation as well as the benefits of restructuring and pricing actions implemented since mid-2008.  We expect an improvement in Brazil’s operating profit during 2009.  We have completed global customer negotiations and achieved results in line with our expectations and goals for 2009.  After a longer than expected period of customer qualifications, we are now gaining sales volume at our new paper joint venture in China and expect to narrow losses progressively through 2009.  Finally, inflationary cost increases are expected to continue to moderate given world-wide recessionary impacts, with lower purchased wood pulp already having provided a benefit to earnings during the fourth quarter of 2008.

“Poor world-wide economic conditions may effect our earnings growth during 2009. Likely increases in cigarette taxation to mitigate government revenue declines and lower levels of disposable income among smokers, especially in developing countries, could decrease demand.  The U.S. federal government is likely to pass legislation for child health care programs funded by a significant increase in cigarette and other tobacco product excise taxes.  Further, we continue to evaluate how best to balance our capacity for traditional paper products in France and the United States to available demand and will likely announce additional restructuring actions during 2009.

“We expect earnings, both before interest, taxes, depreciation and amortization and per share, will improve during 2009 as the positive aspects of our business are expected to counter challenges.  The expected earnings and cash generation improvement during 2009, coupled with our existing debt capacity, supports our strategies to transform Schweitzer-Mauduit through growth of our high-value franchises for reconstituted tobacco leaf and cigarette paper for lower ignition propensity cigarettes. Also, we will continue the necessary restructuring of our operations to balance capacity between our western and developing country locations.  Although we are fully expecting to realize earnings improvement during 2009, volatility in quarterly earnings will likely persist.  Earnings per share, excluding restructuring and impairment expenses, are expected to improve over 2008 levels; however, the extent is difficult to project with certainty given the breadth of factors impacting results.  As conditions warrant, we will provide updates of our full-year 2009 earnings outlook.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review fourth quarter 2008 results with investors and analysts at 10:30 a.m. eastern time on Thursday, February 5, 2009.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

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About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Over several years, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers have made it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2008, 60 percent of our sales were to our 5 largest customers.  The loss of one or more of these customers, or a significant reduction in one or more of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes.  A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical

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effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2008	2007	Change

Net Sales	$176.9	$188.5	-	6.2%
Cost of products sold	150.4	165.1	-	8.9
Gross Profit	26.5	23.4	+	13.2

Selling expense	5.4	6.5	-	16.9
Research expense	1.9	2.1	-	9.5
General expense	7.9	9.3	-	15.1
Total nonmanufacturing expenses	15.2	17.9	-	15.1

Restructuring and impairment expense (income)	13.8	(0.3)		N.M.

Operating Profit (Loss)	(2.5)	5.8		N.M.
Interest expense	2.2	1.5	+	46.7
Other expense, net	(1.8)	—		N.M.
Income (Loss) Before Income Taxes, Minority Interest and Net Loss from Equity Affiliates	(6.5)	4.3		N.M.
Benefit for income taxes	(1.9)	—		N.M.
Minority interest in earnings of subsidiaries	—	2.0		N.M.
Net (income) loss from equity affiliates	2.2	(0.2)		N.M.
Net Income (Loss)	$(6.8)	$2.5		N.M.	%

Net Income (Loss) Per Share:
Basic	$(0.44)	$0.16	N.M.		%

Diluted	$(0.44)	$0.16	N.M.		%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,154,500	15,451,900

Diluted, including Common Share Equivalents	15,154,500	15,796,200

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FULL YEAR ENDED DECEMBER 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2008	2007	Change

Net Sales	$767.9	$714.8	+	7.4%
Cost of products sold	664.7	606.7	+	9.6
Gross Profit	103.2	108.1	-	4.5

Selling expense	23.1	22.8	+	1.3
Research expense	8.3	8.0	+	3.8
General expense	32.8	35.4	-	7.3
Total nonmanufacturing expenses	64.2	66.2	-	3.0

Restructuring and impairment expense	22.1	24.0	-	7.9

Operating Profit	16.9	17.9	-	5.6
Interest expense	10.5	5.9	+	78.0
Other expense, net	3.4	0.1		N.M.
Income Before Income Taxes, Minority Interest and Net Loss from Equity Affiliates	3.0	11.9	-	74.8
Provision (benefit) for income taxes	(1.9)	0.5		N.M.
Minority interest in earnings of subsidiaries	0.2	8.0	-	97.5
Net loss from equity affiliates	4.0	—		N.M.
Net Income	$0.7	$3.4	-	79.4

Net Income Per Share:
Basic	$0.05	$0.22	-	77.3

Diluted	$0.04	$0.22	-	81.8

Dividends Declared Per Share	$0.60	$0.60

Average Common Shares Outstanding:
Basic	15,339,700	15,529,400

Diluted, including Common Share Equivalents	15,544,100	15,741,600

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	December 31,	December 31,
Unaudited	2008	2007

ASSETS
Cash and cash equivalents	$11.9	$4.0
Accounts receivable	87.0	100.6
Inventories	118.4	131.2
Other current assets	11.1	11.4
Net property, plant and equipment	407.8	456.0
Other noncurrent assets	92.5	71.8
Total Assets	$728.7	$775.0

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$34.9	$13.6
Other current liabilities	162.2	201.6
Long-term debt	144.9	87.3
Pension and other postretirement benefits	67.3	38.9
Deferred income tax liabilities	11.0	25.0
Deferred revenue	12.3	18.1
Other noncurrent liabilities	18.7	22.7
Minority interest	—	26.0
Stockholders’ equity	277.4	341.8
Total Liabilities and Stockholders’ Equity	$728.7	$775.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE FULL YEAR ENDED DECEMBER 31,

(U.S. $ IN MILLIONS)

Unaudited	2008	2007

Net income	$0.7	$3.4
Depreciation and amortization	47.4	39.2
Restructuring accelerated depreciation and impairment	17.6	13.8
Amortization of deferred revenue	(5.8)	(6.0)
Deferred income tax benefit	(22.3)	(13.6)
Minority interest in earnings of subsidiaries	0.2	8.0
Loss from equity affiliates	4.0	—
Other items	(1.7)	1.1
Net changes in operating working capital	(6.8)	25.4
Cash Provided by Operations	33.3	71.3

Capital spending	(35.3)	(47.7)
Capitalized software costs	(6.4)	(8.9)
Acquisition of minority interests	(51.3)	—
Equity investment in foreign subsidiaries	(1.9)	(12.8)
Other investing	(0.2)	(3.5)
Cash Used for Investing	(95.1)	(72.9)

Cash dividends paid to SWM stockholders	(9.4)	(9.4)
Changes in debt	85.5	1.5
Purchases of treasury stock	(6.3)	(5.8)
Other financing	0.2	4.8
Cash Provided by (Used for) Financing	70.0	(8.9)

Effect of Exchange Rate Changes on Cash	(0.3)	0.8

Increase (Decrease) in Cash and Cash Equivalents	$7.9	$(9.7)

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended December 31,				For the twelve months ended December 31,
	2008	2007		% Change	2008	2007		% Change

France	$115.5	$119.5	-	3.3%	$495.4	$435.0	+	13.9%
United States	53.3	54.4	-	2.0	226.7	226.0	+	0.3
Brazil	16.7	19.3	-	13.5	70.5	73.0	-	3.4

Subtotal	185.5	193.2			792.6	734.0

Intersegment sales by:
France	(1.3)	(0.7)			(3.5)	(4.2)
United States	(1.2)	(0.5)			(4.9)	(2.8)
Brazil	(6.1)	(3.5)			(16.3)	(12.2)

Consolidated	$176.9	$188.5	-	6.2%	$767.9	$714.8	+	7.4%

Operating Profit (Loss)

	For the three months ended December 31,					For the twelve months ended December 31,
	2008	2007		% Change		2008	2007		% Change

France	$(3.6)	$6.3		N.M	%	$17.1	$27.1	-	36.9%
United States	3.3	4.4	-	25.0		19.3	5.0		N.M
Brazil	0.1	(2.2)		N.M		(9.7)	(3.3)		N.M
Unallocated expenses	(2.3)	(2.7)	+	14.8		(9.8)	(10.9)	+	10.1

Consolidated	$(2.5)	$5.8		N.M		$16.9	$17.9	-	5.6

Restructuring & Impairment Expense (Income)

	For the three months ended December 31,					For the twelve months ended December 31,
	2008	2007		% Change		2008	2007		% Change

France	$13.6	$(0.8)		N.M	%	$17.0	$10.4	+	63.5%
United States	0.3	0.5	-	40.0		1.9	13.2	-	85.6
Brazil	(0.1)	—	-	N.M.		3.2	0.4		N.M

Consolidated	$13.8	$(0.3)		N.M		$22.1	$24.0	-	7.9

Operating Profit (Loss) Without Restructuring & Impairment Expense (Income)*

	For the three months ended December 31,					For the twelve months ended December 31,
	2008	2007		% Change		2008	2007		% Change

France	$10.0	$5.5	+	81.8%		$34.1	$37.5	-	9.1%
United States	3.6	4.9	-	26.5		21.2	18.2	+	16.5
Brazil	—	(2.2)		N.M		(6.5)	(2.9)		N.M
Unallocated expenses	(2.3)	(2.7)	+	14.8		(9.8)	(10.9)	+	10.1

Consolidated	$11.3	$5.5		N.M	%	$39.0	$41.9	-	6.9%

* Operating Profit (Loss) Without Restructuring & Impairment Expense is a non-GAAP financial measure that is calculated by adding Restructuring and Impairment Expense to Operating Profit (Loss).

N.M. - Not Meaningful

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